Exhibit 10.130

PROJECT AGREEMENT

(Project Eagle)

THIS PROJECT AGREEMENT (this “Agreement”) is hereby made and entered into as of September 30, 2021 (the “Effective Date”), by and among THE INDUSTRIAL DEVELOPMENT BOARD OF BLOUNT COUNTY AND THE CITIES OF ALCOA AND MARYVILLE, TENNESSEE, a public, nonprofit corporation organized and existing under the laws of the State of Tennessee (the “Board”), and Smith & Wesson Brands, Inc., a Nevada corporation (the “Company”). The Board and the Company are herein together sometimes referred to collectively as the “Parties” and, individually, as a “Party”.

RECITALS

A. The Board is a public, nonprofit corporation and a public instrumentality of Blount County (the “County”), the City of Alcoa and the City of Maryville, Tennessee and is authorized by the provisions of Chapter 53, Title 7, Tennessee Code Annotated, as amended (the “Act”), to, among other things, finance, acquire, improve, construct, equip, reconstruct, furnish, better, extend, own, lease, and dispose of properties in order to maintain and increase employment opportunities in the State of Tennessee, by inducing manufacturing, industrial, governmental, educational, financial, service, commercial, and recreational enterprises to locate, or remain, in the State of Tennessee.

B. To induce the Company to relocate its global headquarters to the County and to construct, equip and operate research & development, manufacturing, assembly facilities and any other related operations on certain real property (the “Land”) described in Exhibit A (the Land and all other improvements or fixtures constructed or to be constructed on the Land being the “Facility”), the Board desires to, among other things, design and construct, or cause the design and construction of, certain road, greenway and utility infrastructure improvements as described in this Agreement (the “Infrastructure Work”) and provide a property tax abatement (the “PILOT Transaction”) in which the Board shall (i) acquire the Facility and lease the Facility to the Company (or an affiliate thereof) pursuant to a certain lease agreement, in substantially the form attached hereto as Exhibit I (as may be amended from time to time, the “Facility Lease”), and (ii) acquire the Equipment from time to time and lease the Equipment to the Company (or an affiliate thereof) pursuant to a certain lease agreement, in substantially the form attached hereto as Exhibit J (as may be amended from time to time, the “Equipment Lease”) and make certain other commitments as described herein.

C. The Company’s decision to locate the Project (as defined below) on the Land is contingent upon the timely completion of the annexation of the Land as described in Section 2.1 hereof by the City of Maryville, Tennessee with the zoning and municipal code changes described in Section 2.2 hereof.

D. The Company has represented to the Board that the Company and its affiliates intend to incur, or cause to be incurred, no less than $120,000,000 in aggregate capital expenditures for the Project, create no less than 620 new jobs, and sustain an average Hourly Wage of at least $25.97 at the Facility, all as more fully described herein.

E. The Board has duly considered the nature of the Project and is of the opinion that the Infrastructure Work and the PILOT Transaction will develop trade and commerce in and adjacent to the County; will induce the Company to provide the Project; will serve to substantially maintain or increase employment opportunities in the State of Tennessee, thereby alleviating conditions of unemployment; will contribute to the general welfare; and will, therefore, be in furtherance of the public purposes for which the Board was created.

F. The Board has, therefore, determined that the undertaking of the Infrastructure Work and the PILOT Transaction is necessary to implement the public purposes enumerated in the Act.

NOW, THEREFORE, in consideration of the foregoing and the agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. In addition to the words, terms and phrases elsewhere defined in this Agreement, the following words, terms and phrases shall have the following meanings:

“Achievement Percentage” has the meaning set forth in Exhibit E hereto.

“Additional PILOT Payments” has the meaning set forth in Section 3.2(f) hereof.

“Affiliate” means any business entity that controls or is controlled by the Company or by another business entity that controls the Company, including a parent or subsidiary of the Company, or another subsidiary of a parent of the Company. Control means exercising authority over the management, business policies and operations of the entity, through ownership of a majority of the stock, membership interest or assets of the entity.

“Alcoa” means the City of Alcoa, Tennessee.

“Alternative Phase 1 Road Improvements” means improvements to Louisville Loop Road to provide reasonable access to the Facility.

“Annexation and Zoning Deadline” means January 31, 2022, provided, however, that if, on January 31, 2022 the Board reasonably expects that the de-annexation and annexation process described in Section 2.1 and the zoning and regulatory changes described in Section 2.2 will be complete on or before April 30, 2022 based upon the then current status, then the “Annexation and Zoning Deadline” means April 30, 2022.

“Board Infrastructure and Land Costs” means the sum of the Board Infrastructure Costs, plus the Land Cost.

“Board Infrastructure Costs” means the aggregate out of pocket costs actually incurred by the Board in connection with its obligations under Section 3.1 hereof through the date of calculation.

“Company” has the meaning set forth in the recitals to this Agreement.

“County” has the meaning set forth in the recitals to this Agreement.

“Employee” means a full time employee who is either (i) salaried and considered full-time for the Company’s benefits eligibility or (ii) hourly and works an average of 36 hours per week (excluding vacation and FMLA leave); and in either case, (x) has been employed by the Company (or an Affiliate thereof) at the Facility or in the County for no less than 30 days, (y) is not employed on a temporary basis, and (z) is offered medical insurance and retirement benefits.

“Equipment” means the tangible personal property installed at the Facility and leased to the Company (or an Affiliate thereof) by the Board pursuant to the terms of the Equipment Lease.

“Equipment Lease” has the meaning set forth in the recitals to this Agreement.

“Facility” has the meaning set forth in the recitals to this Agreement.

“Facility Lease” has the meaning set forth in the recitals to this Agreement.

“Force Majeure” means fires, floods, inability to obtain materials, conditions arising from governmental orders or regulations, war or national emergency, acts of God, pandemics, epidemics, and any other cause, similar or dissimilar, beyond the applicable party’s reasonable control. Where this Agreement expressly provides that a party’s obligations are subject to Force Majeure, then delay or non-performance on the part of such party will be excused upon the occurrence and during the continuance of such event of Force Majeure, provided that such party promptly gives the other party written notice of the occurrence and abatement of such event of Force Majeure, and subject to any express provisions hereof dealing with such event of Force Majeure.

“Greenway Improvements” means the construction of a greenway in the location generally depicted as the “Walking Trail” on Exhibit B attached hereto.

“Hourly Wage” shall mean total compensation, exclusive of benefits such as health plans, health savings funds contributions, retirement fund matching contributions, general operating expenses and other similar benefits given to an Employee, but to include profit sharing contributions and cash and non-cash taxable compensation such as, bonuses and equity grants, as calculated on an hourly basis.

“Land” has the meaning set forth in the recitals to this Agreement.

“Land Cost” means $6,000,000.

“Maryville” means the City of Maryville, Tennessee.

“Phase 1 Road Improvements” has the meaning set forth in Exhibit D attached hereto.

“Phase 2 Road Improvements” has the meaning set forth in Exhibit D attached hereto.

“PILOT Leases” means, collectively, the Facility Lease and the Equipment Lease.

“PILOT Transaction” has the meaning set forth in the recitals to this Agreement.

“Project” means the Facility and the Equipment.

“Qualified Capital Expenditures” has the meaning set forth in Section 3.2(e)(i).

“Road Improvements” means the road improvements generally described and depicted on Exhibit D attached hereto.

“Sewer Line Extension” means the extension of the sewer line to service the Land, as generally depicted on Exhibit B.

“Tax Year” shall mean each annual period beginning on January 1 of each year and ending on December 31 of that year.

“TDOT” means the Tennessee Department of Transportation.

“TDOT Agreement” has the meaning set forth in Section 3.1(d).

“Water and Sewer Extensions” means, collectively, Water Line Extension and the Sewer Line Extension.

“Water Line Extension” means the extension of the water line to service the Land, as generally depicted on Exhibit C.

ARTICLE II

ANNEXATION

Section 2.1 Annexation. The Parties acknowledge that (a) the Land is located within the city limits of Alcoa as of the Effective Date, and (b) as set forth in the letter of commitment from the respective mayors of Alcoa, Maryville and the County (attached hereto as Exhibit H), the Land is to be de-annexed from Alcoa and annexed by Maryville. The Board hereby agrees to use good faith efforts to support such de-annexation and annexation process and to cooperate with the Company, Alcoa, Maryville and the County in connection with such de-annexation and annexation process.

Section 2.2 Zoning and Permissible Uses. The Parties acknowledge that the Land shall be zoned “Industrial” and that all proposed uses of the Land as referenced herein and in the letter from the City of Maryville dated September 23, 2021 (attached hereto as Exhibit H) are permissible uses thereunder and that Maryville Municipal Code Section 11-603 shall be amended as required to allow for all such uses (in accordance with the proposed amendment attached hereto as Exhibit H). The Board hereby agrees to use good faith efforts to support such zoning and municipal code changes and to cooperate with the Company, Maryville and the County in connection with such process.

Section 2.3 Termination. If the Land has not been de-annexed from Alcoa and annexed by Maryville, along with the zoning and regulatory changes referenced hereinabove in Section 2.2 on or before the Annexation and Zoning Deadline, the Company shall have the right in its sole discretion to terminate this Agreement upon written notice to the Board and the Parties shall have no further liabilities or obligations arising from this Agreement except as set forth in this Section. If the Company terminates this Agreement in accordance with this Section:

(a) the Facility Lease (and the Company’s purchase option therein) shall also simultaneously terminate;

(b) the ownership of the Land shall be retained by the Board;

(c) the Company shall cause any deed of trust, mortgage or other lien or title encumbrance encumbering the Land and arising after the date hereof to be released; and

(d) notwithstanding the terms of the Facility Lease, the Company shall not have an option to purchase the Land.

ARTICLE III

CONSTRUCTION OF THE PROJECT AND INFRASTRUCTURE WORK

Section 3.1 Obligations of the Board.

(a) PILOT Transaction. On the Effective Date, the Board shall execute the PILOT Leases.

(b) Water and Sewer Extensions. The Board shall contract with South Blount Utility District for the design and construction of the Water Line Extension. The Board shall bid out and enter into contracts for the design and construction of the Sewer Line Extension. The Board shall fulfill its obligations under such contracts, and shall use commercially reasonable efforts to cause each of the counterparties to such contracts to fulfill its obligations, in a timely manner to facilitate the completion of the Water and Sewer Extensions by the time set forth herein. The Company shall cooperate with the Board in providing the specifications reasonably needed by the Company for the Water and Sewer Extensions, which shall be, at a minimum, as described in Exhibit B and Exhibit C hereto. Subject to Force Majeure, the Board will cause the Water and Sewer Extensions to be completed on or before April 1, 2023.

(c) Greenway Improvements. The Board shall cause the design and construction of the Greenway Improvements to be complete and open to the public on or before the date that is four (4) years after the Effective Date, subject to Force Majeure.

(d) Road Improvements. The Parties acknowledge that Maryville and TDOT are entering into an agreement for the construction of the Road Improvements, which agreement is expected to be entered into within thirty (30) days after the Effective Date (the “TDOT Agreement”). The Board shall reimburse Maryville for all of its obligations under the TDOT Agreement. The Parties agree to use good faith commercially reasonable efforts to cooperate with TDOT and each other and to encourage TDOT and Maryville to comply with their obligations under the TDOT Agreement and to encourage TDOT to construct and complete the Phase 1 Road Improvements on or before the date that is 18 months after the Effective Date and to encourage TDOT to construct and complete the Phase 2 Road Improvements on or before the date that is 36 months after the Effective Date. The Company agrees to cooperate with TDOT to provide input in the design for the Phase 2 Road Improvements.

(e) Alternative Phase 1 Road Improvements. The Company shall assess TDOT’s progress on the Phase 1 Road Improvements (and TDOT’s progress on the bid package therefor) on or around June 15, 2022 (the “Assessment Date”). The Company acknowledges that as of the date hereof, with respect to the Phase 1 Road Improvements, TDOT expects (i) to commence the right of way acquisition, utility coordination and permit application on November 1, 2021, (ii) to complete its construction field review on or before May 31, 2022, (iii) to submit final plans on or before June 30, 2022, (iv) to finalize the bid package and bid out such project on or around August 31, 2022, (v) to commence construction on or around September 30, 2022, and (vi) to complete the Phase 1 Road Improvements on or before May 31, 2023. If the Company determines in its reasonable discretion on the Assessment Date that TDOT’s progress on the Phase 1 Road Improvements is insufficient to provide access to the Facility by the date on which the Company anticipates completing construction thereof, the Company shall provide written notice to the Board of such failure and the Board shall commence design and construction work on the Alternative Phase 1 Road Improvements no later than ten (10) days following the date of such notice, which improvements must be completed no later than May 31, 2023, subject to Force Majeure.

(f) Temporary Office Space. The Board shall use good faith commercially reasonable efforts to cooperate with the Company and the Massey Group and to facilitate discussions between the Company and the Massey Group for the provision of temporary office space for the Company.

Section 3.2 Obligations of the Company.

(a) PILOT Transaction. On the Effective Date, the Company (or an Affiliate thereof) shall execute the PILOT Leases. The Company shall cause all payments in lieu of taxes and other amounts due under the PILOT Leases (collectively, the “PILOT Payments”) to be paid as and when due thereunder. Notwithstanding the foregoing, the Parties specifically acknowledge that the Company (or an Affiliate thereof) may enter into a developer-financed arrangement as a sale-leaseback or other capital financing mechanism, pursuant to which the Facility will be leased by the Board to such developer, which in turn will sublease the Facility to the Company (or an Affiliate thereof) (a “Capital Financing Structure”). The Board agrees to permit such Capital Financing Structure under the terms of this Agreement and the PILOT Leases and agrees to modify or amend any such documents and/or enter into new PILOT Leases and related documents as reasonably needed to effectuate such Capital Financing Structure so long as the property tax abatement provided thereunder is not increased, the other terms and protections to the Board thereunder are no less favorable to the Board and the Company remains liable to the Board for the obligations thereunder.

(b) Construction of Facility. The Company shall cause the construction of the Facility at its sole cost and expense in accordance with all permits and plans approved by the applicable governmental authorities. Subject to Force Majeure and timely receipt of all permits required therefor (so long as the Company diligently pursues such permits), the Company shall cause the construction of the Facility to commence on or before May 31, 2022. The Company shall be solely responsible for the amount of any costs, fees and expenses incurred by its contractors and the Company in connection with the construction and equipping of the Facility. The IDB shall use good faith efforts to cause the County, Alcoa, Maryville, and each of their utilities and associated agencies, as applicable, to provide all permits for the construction and equipping of the Facility on an expedited basis. The parties acknowledge that the City of Maryville and the City of Alcoa have provided letters dated September 24, 2021 (attached hereto as part of Exhibit H) regarding the permitting process.

(c) Capital Expenditures. Subject to Force Majeure, the Company and its Affiliates shall incur, or shall cause to be incurred, aggregate capital expenditures in connection with the construction and equipping of the Facility in an aggregate amount of not less than $120,000,000.00 on or before December 31, 2025.

(d) Completion and Operation of the Facility. Subject to Force Majeure, the Company shall cause the construction of the Facility to be substantially completed and for a certificate of occupancy to be issued therefor on or before December 31, 2023. The Company shall maintain its global headquarters in the County commencing no later than December 31, 2023 through and including December 31, 2030. Subject to Force Majeure, the Company shall continuously operate the Facility as a research & development, manufacturing, and assembly facility, along with related operations, commencing no later than December 31, 2023 through and including December 31, 2030.

(e) Annual Reports. Not later than January 31 of each year during the period commencing on January 31, 2024 and ending on January 31, 2031, the Company shall provide the Board with a written report certified by an authorized officer of the Company and in the form attached hereto as Exhibit G (each, an “Annual Performance Report”) that includes the following information:

(i) the amount of all capital expenditures made in connection with the acquisition of the Land and the construction and equipping of the Facility on the Land (collectively, the “Qualified Capital Expenditures”) from the Effective Date through the December 31 immediately preceding the date of such report;

(ii) the total number of Employees employed by the Company and its Affiliates at the Facility, as of the December 31 immediately preceding the date of such report;

(iii) the average Hourly Wage of such Employees as are required to achieve the Projected Number of Employees described on Exhibit E hereto, as of the December 31 immediately preceding the date of such report; and

(iv) If requested by the Board, invoices or other evidence of payment reasonably satisfactory to the Board supporting the amount of the Qualified Capital Expenditures incurred.

Notwithstanding the foregoing, after $120,000,000.00 of Qualified Capital Expenditures have been incurred and the Company has included such amount in an Annual Performance Report, the Company shall not be required to include the amount of Qualified Capital Expenditures incurred on any subsequent Annual Performance Reports, and for the purposes of satisfying the Qualified Capital Expenditure obligations herein, shall be deemed as fully satisfied.

(f) Additional PILOT Payments. Subject to Force Majeure (so long as such Force Majeure negatively impacts the Company’s ability to meet its expenditure, employment and wage targets under this subsection and so long as the Company uses commercially reasonable efforts to mitigate the effects of such Force Majeure), if, as of December 31, 2023 or any December 31 thereafter through and including December 31, 2030, any of the Qualified Capital Expenditures, Employees or average Hourly Wage of such Employees are less than the Company’s projections for such date (as set forth in Exhibit E), the Company shall (1) make the calculations required on the form attached hereto as Exhibit F for such Tax Year and shall provide a copy of such form to the Board at the same time the Annual Performance Report for such Tax Year is filed with the Board and (2) in accordance with the procedures provided in Exhibit F, pay to the Board as required, within thirty (30) days of the delivery of such report and form the following additional payments in lieu of taxes (collectively, the “Additional PILOT Payments”):

(i) an amount equal to (A) one seventh of the total Board Infrastructure and Land Costs multiplied by (B) 1 minus the Achievement Percentage for such Tax Year, plus

(ii) an amount equal to (A) the amount of ad valorem taxes that would otherwise be payable with respect to the Equipment and Facility for such Tax Year if the Equipment and Facility were owned by the Company (less the payments in lieu of taxes made under the PILOT Leases for such Tax Year) multiplied by (B) 1 minus the Achievement Percentage.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Board. The Board hereby makes the following representations and warranties:

(a) The Board is a public non-profit corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, has full power and authority to enter into this Agreement and to perform all obligations contained herein, and has, by proper action, been duly authorized to execute and deliver this Agreement and, when executed and delivered by the parties thereto, this Agreement will constitute the valid and binding obligation of the Board enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

(b) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein by the Board, nor the fulfillment of or compliance with the terms and conditions of this Agreement, does or will conflict with or result in a breach of the terms, conditions or provisions of any restriction or internal governing document of the Board or any agreement or instrument to which the Board is now a party or by which it is bound, or any existing law, rule, regulation, judgment, order or decree to which it is subject, or constitutes a default under any of the foregoing or results in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of the property or assets of the Board under the terms of any instrument or agreement.

(c) There are no proceedings pending, or to the knowledge of the Board threatened, against or affecting the Board in any court or before any Governmental Authority, arbitration board or tribunal which involve the possibility of materially and adversely affecting the ability of the Board to perform its obligations under this Agreement. The Board is not in default with respect to an order of any court, Governmental Authority, arbitration board or tribunal that would materially and adversely affect the ability of the Board to perform its obligations under this Agreement.

(d) No event has occurred and no condition exists with respect to the Board that would constitute a Board Event of Default under this Agreement, or which, with the lapse of time or with the giving of notice, or both, would become a Board Event of Default.

Section 4.2 Representations and Warranties of the Company. The Company makes the following representations and warranties:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, is either authorized to conduct business in the State of Tennessee under Tennessee law or will soon after execution of this agreement take steps to be authorized to conduct business in the State of Tennessee under Tennessee law, has full power and authority to enter into this Agreement and to perform all obligations contained herein, and has, by proper action, been duly authorized to execute and deliver this Agreement and, when executed and delivered by the parties thereto, this Agreement will constitute the valid and binding obligation of the Company enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

(b) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein by the Company, nor the fulfillment of or compliance with the terms and conditions of this Agreement, does or will conflict with or result in a breach of the terms, conditions or provisions of any restriction or internal governing document of the Company or any agreement or instrument to which the Company is now a party or by which it is bound, or to the Company’s knowledge any existing law, rule, regulation, judgment, order or decree to which it is subject, or constitutes a default under any of the foregoing or, except as contemplated hereby, results in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of the property or assets of the Company under the terms of any instrument or agreement, in each case that would materially and adversely affect the ability of the Company to perform its obligations under this Agreement.

(c) Other than any items disclosed by the Company in public filings required by the Securities and Exchange Commission, there are no proceedings pending, or to the knowledge of the Company threatened, against or affecting the Company in any court or before any Governmental Authority, arbitration board or tribunal which involve the possibility of materially and adversely affecting the ability of the Company to perform its obligations under this Agreement. The Company is not in default with respect to an order of any court, Governmental Authority, arbitration board or tribunal that would materially and adversely affect the ability of the Company to perform its obligations under this Agreement.

(d) No event has occurred and no condition exists with respect to the Company that would constitute a Company Event of Default or which, with the lapse of time or with the giving of notice, or both, would become a Company Event of Default.

ARTICLE V

EVENTS OF DEFAULT AND REMEDIES

Section 5.1 Events of Default by the Board.

(a) Any one or more of the following shall constitute an event of default by the Board under this Agreement (a “Board Event of Default”) (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i) the dissolution or liquidation of the Board, or the filing by the Board of a voluntary petition in bankruptcy, or the Board seeking of or consenting to or acquiescing in the appointment of a receiver of all or substantially all of its property, or the adjudication of the Board as a bankrupt, or any assignment by the Board for the benefit of its creditors, or the entry by the Board into an agreement of composition with its creditors, or if a petition or answer is filed by the Board proposing the adjudication of the Board as a bankrupt or its reorganization, arrangement or debt readjustment under any present or future federal bankruptcy code or any similar federal or state law in any court, or if any such petition or answer is filed by any other person and such petition or answer shall not be stayed or dismissed within 60 days; or

(ii) if default shall be made by the Board in the due performance of or compliance in any material respect with any of the terms hereof, and such default shall continue for thirty (30) days after the Company gives the Board written notice of such default; provided, however, if such default is curable but not within said thirty (30) day period, then within such additional time as may be reasonably necessary to cure same, provided the Board commences the curing thereof within such thirty (30) day period, and thereafter prosecutes the curing of such default to completion with all due diligence.

(b) If a Board Event of Default occurs, the Company shall have right to seek all remedies available to it in law and equity (including, without limitation, specific performance and mandamus).

Section 5.2 Events of Default by the Company.

(a) Any one or more of the following shall constitute an event of default by the Company under this Agreement (a “Company Event of Default”) (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i) at any time prior to the completion by the Company of its obligations and commitments hereunder, the Company is dissolved or liquidated, or the filing by the Company of a voluntary petition in bankruptcy, or the Company seeking or consenting to or acquiescing in the appointment of a receiver of all or substantially all of its property, or the adjudication of the Company as a bankrupt, or any assignment by the Company for the benefit of its creditors, or the entry by the Company into an agreement of composition with its creditors, or if a petition or answer is filed by the Company proposing the adjudication of the Company as a bankrupt or its reorganization, arrangement or debt readjustment under any present or future federal bankruptcy code or any similar federal or state law in any court, or if any such petition or answer is filed by any other person and such petition or answer shall not be stayed or dismissed within 60 days;

(ii) if default shall be made by the Company in the due performance of or compliance in any material respect with any of the terms hereof, other than that referred to in the foregoing subdivision (i), and such default shall continue for thirty (30) days after the Board gives the Company written notice of such default; provided, however, if such default is curable but not within said thirty (30) day period, then within such additional time as may be reasonably necessary to cure same, provided the Company commences the curing thereof within such thirty (30) day period, and thereafter prosecutes the curing of such default to completion with all due diligence.

(b) After the occurrence of a Company Event of Default and while such Event of Default is continuing, the Board may suspend the performance of its obligations under this Agreement and the Board may give a written notice to the Company, which notice shall specify the nature of the Event of Default and establish a date not less than thirty (30) days after the giving of such notice by which such Company Event of Default shall be cured.

(i) If the Company fails to cure the Company Event of Default within the additional thirty (30) day cure period provided in this subsection (b), less than $20,000,000 in Qualified Capital Expenditures have been incurred at such time and the Company has not entered into a sale leaseback transaction or financing transaction with a third party in connection with the construction the Facility at such time, this Agreement will terminate and

A. the Company shall pay to the Board or cause to be paid to the Board (i) all Board Infrastructure Costs and (ii) all enforcement costs and other costs incurred by the Board (including reasonable attorney fees) in connection with the default by the Company and the termination of this Agreement, which termination and payment (and the items set forth in B-F below) shall be the Board’s sole and exclusive remedy for such Company Event of Default;

B. the Facility Lease (and the Company’s purchase option therein) shall also simultaneously terminate;

C. the ownership of the Land shall be retained by the Board (or if the purchase option under the Facility Lease has been exercised by the Company, the Company shall cause the Land to be conveyed back to the Board);

D. the Company shall cause any deed of trust, mortgage or other lien or title encumbrance encumbering the Land and arising on or after the Effective Date to be released;

E. notwithstanding the terms of the Facility Lease, the Company shall not have an option to purchase the Land; and

F. at the Board’s request, the Company shall remove all or a portion of any improvements on the Land constructed after the Effective Date and restore the Land to the condition that existed as of the Effective Date.

(ii) If the Company fails to cure a Company Event of Default arising under Section 3.2(d), (e) or (f) and the Company and the Board do not reach an alternative compromise within the additional thirty (30) day cure period provided in this subsection (b) and Section 5.2(b)(i) does not apply, this Agreement will terminate and the Company shall pay to the Board or cause to be paid to the Board (i) all Board Infrastructure and Land Costs (less any amounts previously paid to the Board under Section 3.2(f)(i)) and (ii) all enforcement costs and other costs incurred by the Board (including reasonable attorney fees) in connection with the default by the Company and the termination of this Agreement, and the Board shall have right to seek all remedies available to it in law and equity.

(iii) If the Company fails to cure any other Company Event of Default within the additional thirty (30) day cure period provided in this subsection (b) and Sections 5.2(b)(i) and (ii) do not apply, the Board shall have right to seek all remedies available to it in law and equity.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1 Assignment. Except with the prior written consent of the Board, not to be unreasonably conditioned or delayed, the Company shall not have the right to assign or otherwise transfer its rights and interest hereunder, except to an Affiliate of the Company.

Section 6.2 Applicable Law. This Agreement shall be governed exclusively by the provisions hereof and by the applicable laws of the State of Tennessee without regard to its conflicts of law rules.

Section 6.3 Severability. In the event that any clause or provision of this Agreement shall be held to be invalid by any court of competent jurisdiction, the invalidity of such clause or provision shall not affect any of the remaining provisions hereof.

Section 6.4 Notices and Demands. All notices, certificates, demands, requests, consents, approvals and other similar instruments under this Agreement shall be in writing, and shall be deemed to have been properly given and received if sent by nationally recognized overnight courier service (a) if to the Company addressed to the Company, at 2100 Roosevelt Avenue, Springfield, Massachusetts 01104, Attention: President and Chief Executive Officer, or at such other address as the Company from time to time may have designated by written notice to the Board; and (b) if to the Board addressed to the Board at 201 South Washington Street, Maryville, Tennessee 37804, Attention: Chairman, or at such other address as the Board may from time to time have designated by written notice to the Company.

Section 6.5 Headings and References. The headings in this Agreement are for convenience of reference only and shall not define or limit the provisions thereof. All references in this Agreement to particular Articles or Sections are references to Articles or Sections of this Agreement, unless otherwise indicated.

Section 6.6 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 6.7 Multiple Counterparts. This Lease may be executed in multiple counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument.

Section 6.8 Expenses. The Company shall pay all reasonable costs and expenses of the Board in connection with the preparation, negotiation and administration of this Agreement, any amendments hereto and the performance hereof, including the reasonable fees and expenses of the Board’s attorneys.

Section 6.9 No Liability of Officers, Etc. No recourse under or upon any obligation, covenants or agreement contained in this Agreement shall be had against any incorporator, members, director or officer, as such, past, present or future, of the Board, either directly or through the Board, as applicable. Any and all personal liability of every nature, whether at common law or in equity, or by statute or by constitution or otherwise, of any such incorporator, member, director or officer is hereby expressly waived and released by the Company or the Board, as applicable, as a condition of and consideration for the execution of this Agreement.

Section 6.10 No Liability of Maryville, Alcoa, County, Officers, Etc. Maryville, Alcoa and the County are not parties to this Agreement and as such, they and the officers and agents of Maryville, Alcoa and the County shall not be liable for the performance of any obligations of this Agreement, except to the extent that such obligations are separately committed. None of the agreements or obligations of the Board contained in this Agreement or otherwise shall be construed to constitute an indebtedness of the Maryville, Alcoa, the County or the officers or agents of Maryville, Alcoa or the County, within the meaning of any constitutional or statutory provision whatsoever.

Section 6.11 Limitation of Liability. Notwithstanding any other provision hereof, no Party shall have the right to recover consequential, punitive, special, incidental, or similar damages or other damages such as those claimed to arise from pain, suffering or mental anguish from any other party hereto. Notwithstanding any other provision hereof, the Board’s liability hereunder shall be limited to the reasonable costs to complete the Board’s obligations under Section 3.1 and, if applicable, the Board’s obligations under Section 6.14.

Section 6.12 Interest. In addition to all other amounts payable under this Agreement, the Company shall also pay interest on any undisputed payment due hereunder that is not paid on the date such payment is due until paid at the interest rate, as it may vary from time to time, that the County would impose on a delinquent tax payment during the period such payment was due.

Section 6.13 Entire Agreement. This Agreement contains the entire agreement of the Parties regarding the transactions described herein, and there are no representations, oral or written, relating to the transactions described herein which have not been incorporated herein. Any agreement hereafter made shall be ineffective to change, modify, or discharge this Agreement in whole or in part unless such agreement is in writing, and is signed by the Party against whom enforcement of any change, modification, or discharge is sought.

Section 6.14 Attorneys’ Fees. In the event of any action or proceeding for enforcement of any of the terms or conditions of this Agreement, the prevailing party in such action, or the non-dismissing party where the dismissal occurs other than by reason of a settlement, will be entitled to recover, from the non-prevailing party, its reasonable costs and expenses, including without limitation reasonable attorneys’ fees and costs of defense paid or incurred in good faith.

Section 6.15 No Waiver. No consent or waiver, express or implied, by any Party hereto to any breach or default by any other Party in the performance by such other Party of its obligations and commitments hereunder shall be valid unless in writing, and no such consent or waiver to or of one breach or default shall constitute a consent or waiver to or of any other breach or default in the performance by such other Party of the same or any other obligations or commitments of such Party hereunder. Failure on the part of any Party to complain of any act or failure to act of any other Party or to declare such other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder. The granting of any consent or approval in any one instance by or on behalf of any Party hereto shall be construed to be a waiver or limit the need for such consent in any other or subsequent instance.

Section 6.16 No Partnership or Joint Venture. The relationship of the Parties is solely that of independent third parties engaged in an arm’s length transaction. Nothing contained herein shall be deemed or construed as creating a partnership, joint venture, agency relationship or other similar relationship between the Parties.

Section 6.17 Third-Party Beneficiaries. This Agreement is intended only for the benefit of the Parties only, and neither this Agreement, nor any of the rights, interest, obligations or commitments hereunder, is intended for the benefit of any other person or third-party.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the Board and the Company have each caused this Agreement to be duly executed in its name, under seal, and the same attested, all by officers thereof duly authorized thereunto, and have caused this Agreement to be dated the Effective Date.

BOARD:	THE INDUSTRIAL DEVELOPMENT BOARD OF BLOUNT COUNTY AND THE CITIES OF ALCOA AND MARYVILLE, TENNESSEE

	By:	/s/ Matthew N. Murray
	Name:	Matthew N. Murray
	Title:	Chair, The Industrial Development Board of Blount County and the Cities of Alcoa and Maryville, Tennessee

SIGNATURE PAGE TO PROJECT AGREEMENT

COMPANY:	SMITH & WESSON BRANDS, INC.

	By:	/s/ Mark Smith
	Name:	Mark Smith
	Title:	President and Chief Executive Officer

SIGNATURE PAGE TO PROJECT AGREEMENT

EXHIBIT A

Description of the Land

Tract One:

Being a tract of land situated in the Tenth Civil District of Blount County, Tennessee, Being all of Parcel 31.19 on Tax Map 35 in the Assessor’s Office for Blount County, Tennessee, and being more particularly described as follows:

Beginning at a point located South 49 degrees 27 minutes 58 seconds West at a distance of 44.70’ from the centerline intersection of Proffitt Springs Rd and Lovingood Way to a point, said point being the Point of Beginning. Thence from the Point of Beginning and with the right of way of Proffitt Springs Rd South 07 degrees 42 minutes 38 seconds West a distance of 413.49’ to an iron rod. Thence South 08 degrees 14 minutes 18 seconds West a distance of 115.80’ to an iron rod. Thence South 08 degrees 14 minutes 18 seconds West a distance of 151.92 to an iron rod, said iron rod being the common corner of Industrial Development Board of Blount County (IDB) Parcels 31.19 and 41.00. Thence leaving the right of way of Proffitt Springs Rd and with IDB Parcel 41.00 North 89 degrees 24 minutes 35 seconds West a distance of 460.69’ to a point. Thence South 58 degrees 13 minutes 20 seconds West a distance of 2003.78’ to a point. Thence North 33 degrees 15 minutes 55 seconds West a distance of 848.07’ to an iron rod, said iron rod being the common corner of IDB and (Wolz and Depew). Thence with the line of (Wolz and Depew) North 60 degrees 38 minutes 27 seconds East a distance of 272.81’ to an iron rod, said iron rod being the common corner of (Wolz and Depew) and King. Thence with the line of King North 60 degrees 01 minutes 23 seconds East a distance of 274.31’ to an iron rod, said iron rod being the common corner of King and Law. Thence with the line of Law North 60 degrees 05 minutes 12 seconds East a distance of 285.51’ to an iron rod, said iron rod being the common corner of Law and Johnson. Thence with the line of Johnson North 60 degrees 05 minutes 17 seconds East a distance of 300.02’ to an iron rod, said iron rod being the common corner of Johnson and Shallcross. Thence with the line of Shallcross North 60 degrees 15 minutes 42 seconds East a distance of 263.76’ to an iron rod, said iron rod being the common corner of Shallcross and Presby. Thence with the line of Presby North 59 degrees 54 minutes 07 seconds East a distance of 91.83’ to an iron rod, said iron rod being the common corner of Presby and Geyer. Thence with the line of Geyer North 60 degrees 03 minutes 59 seconds East a distance of 144.54’ to an iron rod, said iron rod being the common corner of Geyer and Fairman. Thence with the line of Fairman South 31 degrees 34 minutes 15 seconds East a distance of 72.87’ to an iron rod. Thence North 71 degrees 10 minutes 33 seconds East a distance of 108.01’ to an iron rod, said iron rod being the common corner of Fairman and Watkins. Thence with the line of Watkins North 71 degrees 09 minutes 11 seconds East a distance of 150.01’ to an iron rod, said iron rod being the common corner of Watkins and Payne. Thence with the line of Payne North 70 degrees 54 minutes 07 seconds East a distance of 149.97’ to an iron rod, said iron rod being the common corner of Payne and Hurst. Thence with the line of Hurst North 71 degrees 24 minutes 02 seconds East a distance of 110.80’ to an iron rod, said iron rod being the common corner of Hurst and Serpa. Thence with the line of Serpa South 70 degrees 25 minutes 00 seconds East a distance of 77.71’ to an iron rod, said iron rod being the common corner of Serpa and Nuchols. Thence with the line of Nuchols South 70 degrees 24 minutes 11 seconds East a distance of 149.92’ to an iron rod, said iron rod being the common corner of Nuchols and Funk. Thence with the line of Funk South 70 degrees 21 minutes 38 seconds East a distance of 150.10’ to an iron rod. Thence North 19 degrees 36 minutes 20 seconds East a distance of 300.24’ to an iron rod, said iron rod lying in the right of way of Lovingood Way. Thence with the right of way of Lovingood Way South 69 degrees 31 minutes 38 seconds East a distance of 57.81’ to a point. Thence with a curve turning to the left with an arc length of 270.82’, with a radius of 718.31’, with a chord bearing of South 82 degrees 02 minutes 24 seconds E, with a chord length of 269.22’ to a point, said point being the Point of Beginning.

Exhibit A, Page 1

Described Parcel having an area of 1994008.87 square feet, 45.78 acres, more or less, as shown by Survey of Randall R. White, C2RL, INC. Engineers, 240 W. Bessemer St., Alcoa, TN 37701, Job No. 0850.

Tract Two:

Being a tract of land situated in the Tenth Civil District of Blount County, Tennessee, Being all of Parcel 41 on Tax Map 35, in the Assessor’s Office for Blount County, Tennessee, and being more particularly described as follows:

Beginning at a point located North 04 degrees 37 minutes 47 seconds East at a distance of 123.56’ from the centerline intersection of Proffitt Springs Rd and Louisville Loop Rd to a new iron rod, said iron rod being the Point of Beginning. Thence from the point of beginning and with the right of way of Proffitt Springs Rd South 21 degrees 03 minutes 03 seconds West a distance of 500.46’ to a point. Thence South 12 degrees 29 minutes 36 seconds West a distance of 351.92’ to an existing iron rod. Thence leaving the right of way of Proffitt Springs Rd South 29 degrees 31 minutes 38 seconds West a distance of 186.52’ to an iron rod, said iron rod being the common corner of McMillan and Metropolitan Knoxville Airport Authority (MKAA) and the Industrial Development Board of Blount County (IDB). Thence along the line of MKAA South 44 degrees 54 minutes 13 seconds West a distance of 313.92’ to an existing iron rod. Thence South 32 degrees 26 minutes 28 seconds West a distance of 1631.03’ to an iron rod. Thence North 53 degrees 03 minutes 29 seconds West a distance of 534.26’ to an iron rod, said iron rod in base of the tree. Thence South 40 degrees 13 minutes 41 seconds West a distance of 1692.41’ to an iron rod. Thence North 26 degrees 30 minutes 15 seconds West a distance of 157.48’ to an iron rod. Thence North 25 degrees 55 minutes 50 seconds West a distance of 1065.53’ to an iron rod, said iron rod being the common corner of MKAA, IDB, Johnson and Kirby. Thence along the line of Kirby North 25 degrees 34 minutes 18 seconds West a distance of 627.52’ to an iron rod. Thence North 26 degrees 08 minutes 28 seconds West a distance of 117.56’ to an iron rod. Thence North 26 degrees 08 minutes 01 seconds West a distance of 1272.01’ to an iron rod at a fence post, said iron rod being in the line of Massey. Thence North 47 degrees 43 minutes 29 seconds East a distance of 430.91’ to an iron rod, said iron rod being the common corner of Massey, IDB and Lovingood Properties. Thence with the line of Lovingood Properties South 38 degrees 26 minutes 43 seconds East a distance of 195.62’ to an iron rod at a fence post. Thence North 44 degrees 41 minutes 42 seconds East a distance of 1320.69’ to an iron rod, said iron rod being the common corner of Lovingood Properties, IDB and (Wolz and Depew). Thence with the line of (Wolz and Depew) South 33 degrees 30 minutes 39 seconds East a distance of 734.96’ to an iron rod, said iron rod being the common corner of IDB and (Wolz and Depew). Thence with the line of IDB property (Parcel 31.19) South 33 degrees 15 minutes 55 seconds East a distance of 848.07’ to a point. Thence North 58 degrees 13 minutes 20 seconds East a distance of 2003.78’ to a point. Thence South 89 degrees 24 minutes 35 seconds East a distance of 460.69’ to an iron rod, said iron rod lying in the right of way of Proffitt Springs Rd. Thence with the right of way of Proffitt Springs Rd South 08 degrees 22 minutes 56 seconds West a distance of 115.83’ to an iron rod. Thence South 03 degrees 48 minutes 13 seconds West a distance of 59.57’ to an iron rod, said iron rod being the Point of Beginning.

Described parcel having an area of 8286108.69 square feet, 190.22 acres, more or less, as shown by Survey of Randall R. White, C2RL, INC. Engineers, 240 W. Bessemer St., Alcoa, TN 37701, Job No. 0850.

Being the same property conveyed to Industrial Development Board of Blount County and the Cities of Alcoa and Maryville, Tennessee, a not-for-profit corporation, by Quitclaim Deed from AMI Investment Holdings, L.L.C., a Nevada corporation, of record in Record Book 2478, Page 1716, Register’s Office for Blount County, Tennessee.

Exhibit A, Page 2

EXHIBIT B

Greenway Improvements and Sewer Line Extension

Exhibit B, Page 1

Sewer Line Extension Anticipated Minimum Specifications

1.	Projected Water Consumption and Sewage Generated:

	Shift 1	Shifts 2 & 3
Phase 1	~9 gpm	~7 gpm
Phase 2	~13 gpm	~10 gpm

2.	Minimum pump capacity to find a pump for discharge head conditions.

475 gpm

230 ft (Approximate head conditions)

An allowance will be made to allow for additional domestic sewage to be contributed to this pump station to allow for an acceptable flow/head condition.

3.

Service will be provided by the City of Maryville, Tennessee. A wetpit/drypit system is envisioned with an 8” diameter force main. The pump station is proposed to be located at Lackey Creek with the force main constructed along Proffitt Springs Road to Old Glory Road to Mt. Tabor Road to discharge to an existing interceptor sewer along Culton Creek in Blount County Industrial Park.

4.	Additional depiction below:

Exhibit B, Page 2

EXHIBIT C

Water Line Extension

Water Line Extension Anticipated Minimum Specifications

1.	Daily consumption: 16,000 cfpd = 120,000 gpd

2.	Phase 1 consumption: domestic use only

A.	(750 employees)(15 gpcd) = 11,250 gpd ~11,000 gpd

3.	Process water generated in Phase 2 = 109,000 gpd

4.	3 Shift Operation

A.	40% water consumed shift 1

B.	30% water consumed each of shifts 2 and 3

5.	Water consumption project per shift:

	Shift 1	Shifts 2 & 3
Phase 1	~9 gpm	~7 gpm
Phase 2	~100 gpm	~75 gpm

6.	Service Provider – South Blount Utility District

Primary Point of Contact:         Al Scott, District Manager

                                                   alscott@southblountutility.org

Secondary Point of Contact:    Quentin Caldwell, Asst. District Manager

                                                   quentin@southblountutility.org

Telephone No.:                         (865) 982-3560

7.	Existing Facilities Near Facility

A.	8” PVC water line on Louisville Road

B.	6” PVC water line on Proffitt Springs Road to Lovingood Lane

C.	Fire Hydrant Lovingood Lane

1.	165 psig static pressure

2.	75 psig residual pressure @ 1450 gpm

8.	Planned improvements to serve Facility:

A.

Construct 12” PVC water line from Louisville Road to just beyond limits of construction of roadway improvements along Proffitt Springs Road. This will allow overall future system upgrade from Old Glory to Topside Road. This is in the 6-year plan for SBCUD.

B.	Schedule for completion of this work: Prior to completion of Phase 1 Road Improvements.

9.	Additional depiction below:

Exhibit C, Page 1

Exhibit C, Page 2

EXHIBIT D

Road Improvements

The Road Improvements include (a) improvements to the intersection of Proffitt Springs Road and Louisville Road with turn lanes for truck traffic, deceleration lanes on Louisville Road and a signalized intersection and labeled as TDOT Phase 1 below and further depicted on drawings 9B and 10B on the following pages (the “Phase 1 Road Improvements”) and (b) improvements to Louisville Road from Proffitt Springs Road to Topside Road to facilitate the truck traffic and commuter traffic and labeled as TDOT Phase 2 below and further depicted on drawings 4B, 5B, 6B, 7B and 8B on the following pages (the “Phase 2 Road Improvements”), all as to be more fully set forth in and subject to the TDOT Agreement.

Exhibit D, Page 1

S.R. 333 TOPSIDE ROAD
PROPOSED SIGNAL
12' TRAVEL LANES
8' SHOULDER
S.R. 334 LOUISVILLE ROAD
Gresham Smith
ROADWAY IMPROVEMENTS
PROJECT EAGLE
BLOUNT COUNTY, TENNESSEE
REVISION
4B

12' TRAVEL LANES
8' SHOULDER
S.R. 334 LOUISVILLE ROAD
Gresham Smith
ROADWAY IMPROVEMENTS
PROJECT EAGLE
BLOUNT COUNTY, TENNESSEE
REVISION
5B

Exhibit D, Page 2

MENTOR ROAD
S.R. 334 LOUISVILLE ROAD
12' TRAVEL LANES
8' SHOULDER
PROPOSED SIGNAL
MISER STATION ROAD
Gresham Smith
GreshamSmith.com
ROADWAY IMPROVEMENTS
PPROJECT EAGLE
BLOUNT COUNTY, TENNESSEE
REVISIONS
PROPOSED LAYOUT
6B

12' TRAVEL LANES
8' SHOULDER
S.R. 334 LOUISVILLE ROAD
Gresham Smith
GreshamSmith.com
ROADWAY IMPROVEMENTS
PPROJECT EAGLE
BLOUNT COUNTY, TENNESSEE
REVISIONS
PROPOSED LAYOUT
7B

Exhibit D, Page 3

Exhibit D, Page 4

Gresham Smith
PROPOSED SIGNAL
12' TRAVEL LANES
8' SHOULDER
S.R. 334 LOUISVILLE ROAD
12' TRAVEL LANES
4' SHOULDER
LOVINGOOD WAY
LOUISVILLE LOOP
ROADWAY IMPROVEMENTS
PROJECT EAGLE
BLOUNT COUNTY, TENNESSEE
9B

Gresham Smith
LOUISVILLE LOOP
12' TRAVEL LANES
4' SHOULDER
EXISTING BOX CULVERT TO BE REPLACED
PROFFITT SPRINGS RD
ROADWAY IMPROVEMENTS
PROJECT EAGLE
BLOUNT COUNTY, TENNESSEE
10B

Exhibit D, Page 5

EXHIBIT E

Projections and Additional PILOT Payment

The Company’s Projections

The Company projects that as of December 31, 2023, subject to Force Majeure (so long as such Force Majeure negatively impacts the Company’s and its Affiliates’ ability to meet its expenditure, employment and wage targets hereunder and so long as the Company and its Affiliates use commercially reasonable efforts to mitigate the effects of such Force Majeure), the Company and its Affiliates will have no less than 200 Employees at the Facility or in the County, the average Hourly Wage of such Employees will be no less than $25.97 and the Company will have incurred, or will have caused to be incurred, no less than $100,000,000 in Qualified Capital Expenditures from the Effective Date through such December 31.

The Company projects that as of December 31, 2024, subject to Force Majeure (so long as such Force Majeure negatively impacts the Company’s and its Affiliates’ ability to meet its expenditure, employment and wage targets hereunder and so long as the Company and its Affiliates use commercially reasonable efforts to mitigate the effects of such Force Majeure), the Company and its Affiliates will have no less than 500 Employees at the Facility or in the County, the average Hourly Wage of such Employees will be no less than $25.97 and the Company will have incurred, or will have caused to be incurred, no less than $112,000,000 in Qualified Capital Expenditures from the Effective Date through such December 31.

The Company projects that as of December 31, 2025, subject to Force Majeure (so long as such Force Majeure negatively impacts the Company’s and its Affiliates’ ability to meet its expenditure, employment and wage targets hereunder and so long as the Company and its Affiliates use commercially reasonable efforts to mitigate the effects of such Force Majeure), and as of each December 31 thereafter through and including December 31, 2030, the Company and its Affiliates will have no less than 620 Employees at the Facility or in the County, the average Hourly Wage of such Employees will be no less than $25.97 and the Company will have incurred, or will have caused to be incurred, no less than $120,000,000 in Qualified Capital Expenditures from the Effective Date through such December 31.

Methodology for Calculating Achievement

Percentage and Additional PILOT Payment

Any Additional PILOT Payment will be based upon a percentage of achievement of economic goals. The economic goals will be divided into three categories: Qualified Capital Expenditures, Employees and the average Hourly Wage of such Employees. Each category will represent one third of the weighted value in determining percentage of achievement.

Using the projections set forth above and the actual Qualified Capital Expenditures, Employees and average Hourly Wage of such Employees (which shall be provided in the Annual Performance Report), the percentage of achievement will be calculated as follows (the “Achievement Percentage”):

Exhibit E, Page 1

For purposes of the calculation above, if the actual Qualified Capital Expenditures divided by the projected Qualified Capital Expenditures is greater than 100%, such amount shall be deemed to be 100%. Such 100% cap shall not apply to the other two categories.

Exhibit E, Page 2

EXHIBIT F

Chart for Calculating Achievement Percentage

and Additional PILOT Payment

Reporting Date: December 31, 20___

A. Actual Aggregate Qualified Capital Expenditures from ____, 2021 through the Reporting Date	$___________

B. Projected Qualified Capital Expenditures from ____, 2021 through the Reporting Date	$___________

C. A ÷ B	_______%*

D. C × 1/3

E. Actual Employees as of the Reporting Date	$_____________

F. Projected Employees as of the Reporting Date

G. E ÷ F	_______%

H. G × 1/3

I. Actual average Hourly Wage of the Employees as of the Reporting Date	$_____________

J. Projected average Hourly Wage of the Employees as of the Reporting Date	$_____________

K. I ÷ J	_______%

L. K × 1/3

M. Achievement Percentage: D + H + L	________%

N. 1 minus M	________%

O. Board Infrastructure and Land Costs	$_____________

P. N × (1/7) × O	$_____________

Q. The amount of ad valorem taxes that would otherwise be payable with respect to the Equipment and Facility for the Tax Year ending on the Reporting Date if the Equipment and Facility were owned by the Company (less the payments in lieu of taxes made under the PILOT Leases for such Tax Year)

$_____________

Exhibit F, Page 1

R. N × Q	$_____________
S. Additional PILOT Payment: P + R	$_____________

*	If amount is greater than 100%, such amount shall be deemed to be 100%

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in that certain Project Agreement dated as of _________, 2021 between [Company] and The Industrial Development Board of Blount County and the Cities of Alcoa and Maryville, Tennessee.

Exhibit F, Page 2

EXHIBIT G

Form of Annual Performance Report

ANNUAL PERFORMANCE REPORT

This Annual Performance Report (“Report”), for the period ended December 31, 20____ (the “Measurement Date”) is furnished pursuant to that certain Project Agreement dated as of _________, 2021 (as amended or otherwise modified from time to time, the “Project Agreement”) between __________ (“Company”) and The Industrial Development Board of Blount County and the Cities of Alcoa and Maryville, Tennessee (“Board”). Unless otherwise defined herein, capitalized terms used in this Report have the meanings ascribed thereto in the Project Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.

I am the _____________ of the Company, and I am authorized to deliver this Report on behalf of the Company. I am familiar with the Company’s business, books, records and operations in connection with the Facility, including, without limiting the generality of the foregoing, all of the matters herein described.

2.

The aggregate amount of capital expenditures made by or on behalf of Company and its Affiliates with respect to the construction and equipping of the Facility (collectively, the “Qualified Capital Expenditures”) from the date of the Project Agreement through the Measurement Date referenced above is: $______________.

3.	The total number of Employees employed by Company and its Affiliates at the Facility, as of the Measurement Date referenced above is: _______________.

4.	The average Hourly Wage of such Employees is $_________________.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _________________, 20___.

[________________]

By:
Name:
Title:

Exhibit G, Page 1

EXHIBIT H

Mayor Commitment Letter for Annexation

Blount Partnership
Economic Development

August 27, 2021

Mr. David H. Cooper
Waypoint Advisors, LLC
One Perimeter Park South, Suite 100N
Birmingham, Alabama 35243

Re: Partnership North Property/Project Eagle

Dear David:

The Industrial Development Board of Blount County and the Cities of Alcoa and Maryville, Tennessee, and the local governments of Blount County, the City of Maryville, and the City of Alcoa are honored to have our community chosen as the new headquarter and operations center for Project Eagle. Each of these entities is committed to take all steps reasonable and necessary to ensure the success of the project. Specifically, each government has begun to take the appropriate steps to transition the proposed Partnership Park North property from within the city limits of Alcoa to within the boundaries of the City of Maryville.

Please consider this letter a formal commitment by the four entities listed above to accomplish this change of jurisdiction and to do it as promptly and efficiently as may be allowed by applicable state law.

Sincerely,

__________, Chair
Industrial Development Board

__________, Mayor
Blount County, Tennessee

__________, Mayor
City of Alcoa

__________, Mayor
City of Maryville

201 S. Washington Street • Maryville, TN 37804
Ph 865.983.2241 • Fax 865.984.1386 • www.blountpartnership.com

Mr. David H. Cooper Wa,point Advisors, UC One Perimeter P11rk Sovth, Suite lOON Birminghcrn, Alabama 35243 Rc: Partl’lcrshlp North Property/Project Eagle Dear David: ThE lndvslrlal Development Board of8JountCounty andthe Otic) of Aloo~ and M oryville, T~nne~s.ee. al’td the local governments of Blount COunty. the City of MafVv1lle, and the City ofAlcoa are honored to have our co mmunity chosen iiS the new M;~~dqu31“tOr ::and o,:omtlons center foe Project Eagle. Each of these entities iscommitted to take all steps reasonable and nece:ssa:y to ensure the success of the project. Specifically, each government has begun to take thE appropriate steps to tran ltlon the proposed Partnership Park North property from within the dty linits of Alcoa to wtthln the boundaries of t:fle City of Maryville. Please consider this Jetter a fonnal commitment by the four entlt~listed aboveto acx.omplish this change o r jurisdlctlol\ al’ld to do it a& promptly ;md cfficionttv ;u: m:lv be ~ lowed bv o:~ppllcable state law. Sincerely, 201 S. Washington Street Maryvil$. TN 37004 Ph ae6.Qf)l2241 F’ax 8SS.004J386 ~Wo\lblounlp¢~l’l,l“lEE(~Com

Exhibit H, Page 1

City of Maryville Letter dated September 23, 2021 regarding Zoning september 23. 2021 Melame Oav s C ty At10I’W’ll y Tr{ln.-.mittc :l vi;) c mcail to· md.:tvi~@ki~erblack.eom As aescnbed n 14-209(16)of tt e Oty of Maryville ZO“ling Otd1nance_ t’le tndvsliat Ton rg dislnC1 silo~ fot o wld’o vtlfiOt) of l’ldue:I\EII, monvfoc:vrins. pro :.4:J$$ing w;uaho-. :.ln.g ::.nd eu’l’lll~t t.’ :-0 :. ThO Zoo ng Orotoance also recogn zes tha’l there are inodenat and accessory 001npone1Hs d M) ptln: pal use. for a fact ty wnose pn1op.a1 purpose 1s mana.tu:umng. UltJ OIJU’at o- of d uSt~v· . tt t t :no e and \iSJIO’ certer would be considQf’Qd occcssory uses anct peorus$ible in the distric1 An outdoor Siootng range or shoobllg course viOLid atso te consdered an accessory use prm dec lhe po()c.’~Sed ::tfi’\Qr.t.rm..-nt t: Snchon 11.fl0:\ of 1hP. Ml’ tyvite MJOic()a1 Codereoardiro SU”..h faC1h11es 1S adopled tf yov have further ques:ions, please I~QI Iroo t cooa-ct me ~u Jordan Clark. AICP O :puty Oevctoom¢“lt Serv cc::. D rcdor (o65l 213~s:ro lt:larloJ@milryvlla·Ul-QO’Y

Exhibit H, Page 2

Proposed Amendment to Maryville Municipal Code Section 11-603

Add to City Code 11-603. Weapons and firearms generally.

Further exempted from the prohibition of unauthorized discharge of a firearm within the municipality are any firearm discharge occurring on the premises of a legally operating firearm manufacturer: 1) by any employee or authorized agent of such firearm manufacturer for the purpose of testing a firearm in the regular course of business; 2) by any duly authorized participants in any shooting tournament or competition operating within the scope of such shooting tournament or competition hosted, sponsored or administered by such firearm manufacturer; and 3) by employees, authorized agents, authorized visitors, authorized guests, customers, licensees, or other invitees of such firearm manufacturer for the purpose of engaging or participating in firearms training, practice, demonstration, evaluation, testing, or any shooting sports activity while under the supervision and control, either directly or indirectly, of a legally operating firearm manufacturer.

Exhibit H, Page 3

Letters dated September 24, 2021 regarding Permitting Process

Septc:mber 24. 2021 Otnceof IN 4(14Wiil$ 8 TH 37$)1 (&6$) 27$3401 ~ (86$J 27:). )42 1 .... Projc: :t Eagle Team Tbe City or M_ re.ryville values exis6ng business aod uew businesses alike. Ooe specific way to sbow that appreciation is to make tbe perm.it6ng process as painJess as possible ror all co.ocerued. Our codes nod planning divisions pride tbemselvcs on oomprcbensh c plans review io a ‘\‘Cry expeditious way. We bring every dcpartmcol together 10 review the plans together with 1be company to ensure clear and c.oocisc commuoicatioos with our stafT. architccl:s.. engineers. and contractors involved. Maryville wiJJ assir;o a )jajsoo to assi st you in tbis effort Their roJe is 10 advocate on your behalf and coordinate with our internal workings. This advocate will be there to take out the guess work on process or issues tbat m~y arise: along tbc: way. I too will be vc:ry invoJvc:d and avl\iJablc: t·o you nnd your StnfT for the duration or this prOje(t and beyond RS you nnd your staff ~lcclitDAtc:d 10 our community. Many ofour starr come: from tbc private sector and understand your desire ror assurnoce tbat we wiU be partners and not bui’Cflucrats. I give you my personal guarantee you wiJI be met with a wimng aod proressional city staff who will lake you through this band in hand. Sioccrc1y, ·~ Greg McClain City Msoager

Exhibit H, Page 4

OpmtntSttvlus ·1 16\ ,eslBro l(tv. .lyAW MM”(ViUr TN’78CI 865)273·1500 I .scptemoer 23. 2021 Melame Oav s C ty At10I’W’ll y Tr{ln.-.mittc :l vi;) c mcail to· md.:tvi~@ki~erblack.eom As aescnbed n 14-209(16)of tt e Oty of Maryville ZO“ling Otd1nance_ t’le tndvsliat Ton rg dislnC1 silo~ fot o wld’o vtlfiOt) of l’ldue:I\EII, monvfoc:vrins. pro :.4:J$$ing w;uaho-. :.ln.g ::.nd eu’l’lll~t t.’ :-0 :. ThO Zoo ng Orotoance also recogn zes tha’l there are inodenat and accessory 001npone1Hs d M) ptln: pal use. for a fact ty wnose pn1op.a1 purpose 1s mana.tu:umng. UltJ OIJU’at o- of d uSt~v· . tt t t :no e and \iSJIO’ certer would be considQf’Qd occcssory uses anct peorus$ible in the distric1 An outdoor Siootng range or shoobllg course viOLid atso te consdered an accessory use prm dec lhe po()c.’~Sed ::tfi’\Qr.t.rm..-nt t: Snchon 11.fl0:\ of 1hP. Ml’ tyvite MJOic()a1 Codereoardiro SU”..h faC1h11es 1S adopled tf yov have further ques:ions, please I~QI Iroo t cooa-ct me

Exhibit H, Page 5

September 24, 2021 Dear Project Eagle Personnel: The City of AJcoa prides itself on the ability to expedite the permittin.g al\d approval process for all development projects but especially with respect to those that are large and complex. We accomplish t.hls by assigrllng a projec-t manager to guide the development through the various phases. In this case it will be our Development Services Director who is a licensed Professional £nglneer and has years of experience In project management. Additionally, I will take a direct oversight role in monitoring the progress of the project and will assist In wotklng through any Issues with outs.ide agencies not under the c.ontrol of the Oty ofAlcoa. Staff will offer to work hand-ln·hand with your development team in preparing submittals to any reviewing body or individuals to ensure that the plans meet the r~uirements for approval to the greatest extent possible. Even If there are minor pending or missing items, staffwill recommend approval subject to the stipulation that lhose Items are subseqoently corrected to staffs satisfaction. This has tAJsically eliminated the sit~tion of reje tion and repeated submissions. Finally, I will can a special meetjng ofany required board or commission if it is critical to the timeline of a major economic development project_ such as yours. I hope this provides you with the assurance that the City of AJcoa undeBtands the Importance of your investment in our c.ommunity. Our goal is to get your project complete and in operation as quickly possible. Please feel free to call me if you have any questions or concerns. Sincerely, Martr L Johnson A cc.: Bruce Applegate MPPA, Deputy City Manager 1 Megan 8rooks Development SetVices Director 1

Exhibit H, Page 6

EXHIBIT I

Form of Facility Lease

See attached.

Exhibit I, Page 1

EXHIBIT J

Form of Equipment Lease

See attached.

Exhibit J, Page 1